BRUCE J. OLSON TO RETIRE FROM MARCUS THEATRES®

39-year company veteran retiring in September

Milwaukee, Wis., April 12, 2013. . . . .The Marcus Corporation (NYSE: MCS) today announced the retirement of Bruce J. Olson, president of Marcus Theatres® and senior vice president of The Marcus Corporation, effective September 2013. Olson will remain with the company through the first quarter of the company’s fiscal year and for a period beyond to ensure a successful transition. Olson will continue to serve on the company’s Board of Directors.

“A formal search for a new president of Marcus Theatres Corporation will be conducted over the next few months and a succession plan will be implemented by the fall. Both internal and external candidates will be considered for the position,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Olson was hired in 1974 by the late Ben Marcus and his son Stephen H. Marcus. His first responsibilities were advertising, marketing and public relations for the company’s restaurants, hotels, motels and theatres. He was named vice president of communications in 1978 at the age of 28. During his career, he assumed other corporate roles including vice president of administration and planning, where he instituted formal strategic planning for all four divisions in the late 1980s. He also served as president of Marcus Restaurants, where he developed 20 Applebee’s restaurants, rebuilt over 30 Kentucky Fried Chicken stores and repositioned, replaced or disposed of another 60 restaurants. He was elected to The Marcus Corporation Board of Directors in 1996.

As president of Marcus Theatres, Olson presided over the division’s growth from 56 screens in one state to 687 screens in seven states, becoming the fifth largest theatre chain in the United States. During his tenure, customer service, state-of-the-art technology and effective branding were important elements in the growth and success of the division. Popular brand names such as UltraScreen®, Take

-more-

Five Lounge, Young-At-Heart, Big Screen Bistro and MDX™ – Marcus Digital Xperience™ added to the allure of the Marcus Theatres brand. Most importantly, he developed an exceptional leadership team, from field management to executives, that will carry on the philosophies established by Ben Marcus when he opened his first movie theatre in 1935.

In making the announcement, Greg Marcus said, “Bruce is one of the most effective and respected executives within the U.S. exhibition industry. Over the next several months, he will continue to work closely with other members of the Marcus Theatres senior executive management team to achieve a smooth transition. On behalf of our associates across the company, we wish Bruce all the best in his retirement.”

Stephen H. Marcus, chairman of The Marcus Corporation, commented, “In working with Bruce for nearly 40 years, I came to recognize and value this multi-talented executive who has a tremendous passion for his company and its people. He skillfully guided not one, but two divisions of the company through some challenging times. We deeply appreciate his many contributions to The Marcus Corporation. He achieved solid financial performance for his divisions, strengthened our corporate culture, and most importantly, developed a talented and loyal management team that has been the hallmark of our success.”

“It has been an honor and a pleasure to have had many career opportunities with The Marcus Corporation and to be a part of the leadership team. I always loved getting up in the morning because every day was different and presented new challenges,” Olson said. “Marcus Theatres is fortunate to have strong managers in place at all levels, as well as loyal customers, vendors and suppliers. Together, our team will continue to use those talents and relationships to build upon the great legacy established by three generations of the Marcus family.”

Olson and his wife, Barbara, plan on spending time with their three children who live in New York and San Diego.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus

-more-

Corporation’s theatre division, Marcus Theatres®, currently owns or manages 687 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

###